                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 1)*

                              TRIPATH IMAGING, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   896942 10 9
                                 (CUSIP Number)

                                    12/31/99
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)





--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 2 OF 10 PAGES
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ampersand Specialty Materials and Chemicals III Limited Partnership

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]

     Not applicable                                                     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

       NUMBER OF              0
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6   SHARED VOTING POWER
       OWNED BY
         EACH               1,724,126
       REPORTING        --------------------------------------------------------
        PERSON          7   SOLE DISPOSITIVE POWER
         WITH
                            0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            1,724,126
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,724,126
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.14%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 3 OF 10 PAGES
---------------------------------                  -----------------------------



--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ASMC-III Management Company Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]

     Not applicable                                                     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

       NUMBER OF              0
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6   SHARED VOTING POWER
       OWNED BY
         EACH               1,752,309
       REPORTING        --------------------------------------------------------
        PERSON          7   SOLE DISPOSITIVE POWER
         WITH
                            0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            1,752,309
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,752,309
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 4 OF 10 PAGES
---------------------------------                  -----------------------------


--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ASMC-III MCLP LLP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]

     Not applicable                                                     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

       NUMBER OF              0
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6   SHARED VOTING POWER
       OWNED BY
         EACH               1,752,309
       REPORTING        --------------------------------------------------------
        PERSON          7   SOLE DISPOSITIVE POWER
         WITH
                            0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            1,752,309
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,752,309
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 5 OF 10 PAGES
---------------------------------                  -----------------------------



--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard A. Charpie
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]

     Not applicable                                                     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

       NUMBER OF              0
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6   SHARED VOTING POWER
       OWNED BY
         EACH               2,156,411
       REPORTING        --------------------------------------------------------
        PERSON          7   SOLE DISPOSITIVE POWER
         WITH
                            0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            2,156,411
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,156,411
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.67%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 6 OF 10 PAGES
---------------------------------                  -----------------------------



ITEM 1(a).    NAME OF ISSUER:

     TriPath Imaging, Inc. (formerly AutoCyte, Inc.)

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     780 Plantation Drive, Burlington, NC  27215

ITEM 2(a).    NAME OF PERSON FILING:

     Ampersand Specialty Materials and Chemicals III Limited Partnership ASMC-III Management Company Limited Partnership
     ASMC-III MCLP LLP
     Richard A. Charpie

     See Exhibit A attached hereto for identification of general partners of ASMC-III MCLP LLP

ITEM 2(b).    ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

     All filing persons c/o Ampersand Ventures
     55 William Street, Suite 240, Wellesley, MA  02481-4003

ITEM 2(c).    CITIZENSHIP:

     Ampersand Specialty Materials and Chemicals III Limited Partnership, ASMC-III Management Company Limited Partnership and ASMC-III MCLP LLP are all established under the laws of the State of Delaware.

     Richard A. Charpie is a citizen of the United States of America.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.01 par value

ITEM 2(e).    CUSIP NUMBER:

     896942 10 9

Item 3. If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     Not applicable.

ITEM 4.       OWNERSHIP.

     (a) Amount beneficially owned:

     Ampersand Specialty Materials and Chemicals III Limited Partnership owns 1,724,126 shares.

     ASMC-III Management Company Limited Partnership may be attributed with beneficial ownership of an aggregate of 1,752,309 shares, consisting of (i) the 1,724,126 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, of which it is the general partner, and (ii) 28,183 shares held by Ampersand Specialty Materials

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 7 OF 10 PAGES
---------------------------------                  -----------------------------


     and Chemicals III Companion Fund Limited Partnership, of which it also is the general partner. ASMC-III Management Company Limited Partnership disclaims beneficial ownership of these shares, except to the extent of its proportionate pecuniary interest therein.

     ASMC-III MCLP LLP may be attributed with beneficial ownership of the 1,752,309 shares that may be attributed to ASMC-III Management Company Limited Partnership, of which it is the general partner. ASMC-III MCLP LLP disclaims beneficial ownership of these shares, except to the extent of its proportionate pecuniary interest therein.

     Richard A. Charpie, Ph.D., may be attributed with beneficial ownership of an aggregate of 2,156,411 shares, consisting of (i) the 1,752,309 shares that may be attributed to ASMC-III MCLP LLP, of which he is a general partner and (ii) an aggregate 404,102 shares that may be attributed to Ampersand Lab Partners MCLP LLP, of which he also is a general partner. Ampersand Lab Partners MCLP LLP is the general partner of Ampersand Lab Partners Management Company Limited Partnership; Ampersand Lab Partners Management Company Limited Partnership is the general partner of Laboratory Partners I Limited Partnership, which owns 282,841 shares, and Laboratory Partners Companion Fund Limited Partnership, which owns 121,261 shares. Dr. Charpie disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein.

     (b) Percent of class:

     Ampersand Specialty Materials and Chemicals III Limited Partnership - 6.14% ASMC-III Management Company Limited Partnership - 6.24%
     ASMC-III MCLP LLP - 6.24%
     Richard A. Charpie - 7.67%

     The foregoing percentages were calculated using a share total of 28,098,502 shares outstanding as of November 17, 1999.

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:

               0

         (ii) Shared power to vote or direct the vote:

              All of the reporting persons share voting power over the 1,752,309 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership.

              ASMC-III Management Company Limited Partnership, ASMC-III MCLP LLP and Richard A. Charpie all share voting power over an additional 28,183 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership.

              Richard A. Charpie shares voting power over an additional 282,841 shares held by Laboratory Partners I Limited Partnership and 121,261 shares held by Laboratory Partners Companion Fund Limited Partnership.

         (iii) Sole power to dispose or to direct the disposition of:

               0

         (iv) Shared power to dispose or to direct the disposition of:

              All of the reporting persons share dispositive power over the 1,752,309 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership.

              ASMC-III Management Company Limited Partnership, ASMC-III MCLP LLP and Richard A. Charpie all share dispositive power over an additional 28,183 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership.

              Richard A. Charpie shares dispositive power over an additional 282,841 shares held by Laboratory Partners I Limited Partnership and 121,261 shares held by Laboratory Partners Companion Fund Limited Partnership.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.      CERTIFICATION.

     Not applicable.

                                  SCHEDULE 13G

---------------------------------                  -----------------------------
    CUSIP NO. 896942 10 9                                 PAGE 9 OF 10 PAGES
---------------------------------                  -----------------------------



                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    AMPERSAND SPECIALTY MATERIALS AND CHEMICALS
                                    III LIMITED PARTNERSHIP
                                    By: ASMC-III Management Company Limited
                                        Partnership, its general partner
                                    By: ASMC-III MCLP LLP, its general partner



Dated:  February 4, 2000            By:  /s/ Richard A. Charpie
                                       -----------------------------------------
                                        Richard A. Charpie
                                        Managing General Partner


                                    ASMC-III MANAGEMENT COMPANY LIMITED
                                    PARTNERSHIP
                                    By: ASMC-III MCLP LLP, its general partner



Dated:  February 4, 2000            By: /s/ Richard A. Charpie
                                       -----------------------------------------
                                        Richard A. Charpie
                                        Managing General Partner


                                    ASMC-III MCLP LLP



Dated:  February 4, 2000            By: /s/ Richard A. Charpie
                                        ----------------------------------------
                                        Richard A. Charpie
                                        Managing General Partner



Dated:  February 4, 2000            /s/ Richard A. Charpie
                                    --------------------------------------------
                                    Richard A. Charpie